Exhibit 99.1
GAYLORD ENTERTAINMENT COMPANY ADOPTS SHAREHOLDER RIGHTS PLAN
NASHVILLE, Tenn. (August 12, 2008) — Gaylord Entertainment Company (NYSE: GET) (the “Company”) announced that its Board of Directors adopted a shareholder rights plan on August 12, 2008. The shareholder rights plan is designed to protect against any potential future use of coercive or abusive takeover techniques designed to gain control of the Company without full and fair value being paid to all of the Company’s shareholders. The shareholder rights plan, which was adopted following evaluation and consultation with outside advisors, is similar to those adopted by numerous publicly traded companies and is reasonable and appropriate in light of recent stock accumulations by certain of the Company’s shareholders.
In connection with the adoption of the shareholder rights plan, the Company’s Board of Directors declared a dividend of one right for each share of the Company’s common stock held by shareholders of record as of the close of business on August 25, 2008. Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock. Under the plan, these rights will generally be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company’s common stock or commences a tender or exchange offer for 15 percent or more of the Company’s common stock. If a person or group acquires beneficial ownership of 15 percent or more of the Company’s common stock, each right will generally entitle the holder, other than the acquiring person or group, to acquire, for the exercise price of $95.00 per right (subject to adjustment as provided in the plan), shares of the Company’s common stock (or in certain circumstances, shares of a newly created class of preferred stock authorized in connection with the adoption of the plan) having a market value equal to twice the right’s then-current exercise price. In addition, if, after a person acquires such ownership, the Company engages in a merger in which it is not the survivor or its common stock is changed or exchanged, or sells or transfers more than 50 percent of its assets or earning power, each right will generally entitle the holder, other than the acquiring person or group, to acquire, for the exercise price of $95.00 per right (subject to adjustment as provided in the plan), shares of the acquiring company’s common stock having a market value equal to twice the right’s then-current exercise price.

The Company’s Board of Directors may redeem the rights at a price of $.001 per right at any time up to ten days after a person or group acquires beneficial ownership of 15 percent or more of the Company’s common stock. The rights plan will continue in effect until August 12, 2011, unless earlier redeemed or amended by the Company.
Shareholders are not required to take any actions to receive the rights distribution. Until the rights become exercisable, outstanding stock certificates will represent both shares of the Company’s common stock and the rights.
The full text of the shareholder rights plan will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K.
About Gaylord Entertainment
Gaylord Entertainment Company (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
###

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Brian Abrahamson, VP Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Mark Fioravanti, Senior Vice President and Treasurer	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Rob Tanner, Director Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com